Exhibit 4.1
NINTH SUPPLEMENTAL INDENTURE
     NINTH SUPPLEMENTAL INDENTURE, dated as of October 1, 2009 (this “Supplemental Indenture”), by and between PROLOGIS (formerly ProLogis Trust and prior thereto Security Capital Industrial Trust), a real estate investment trust organized under the laws of the State of Maryland having its principal office at 4545 Airport Way, Denver, Colorado 80239 (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), having a corporate trust office at Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005, as successor Trustee (in such capacity, the “Trustee”) under the Base Indenture (defined below). Section 1.2 of this Supplemental Indenture sets forth the definitions of certain capitalized terms used in this Supplemental Indenture.
RECITALS OF THE COMPANY
     WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of March 1, 1995, (the “Original Indenture”) as amended by a First Supplemental Indenture, dated as of February 9, 2005 (the “First Supplemental Indenture”), a Second Supplemental Indenture, dated as of November 2, 2005 (the “Second Supplemental Indenture”), a Third Supplemental Indenture, dated as of November 2, 2005, a Fourth Supplemental Indenture, dated as of March 26, 2007, a Fifth Supplemental Indenture, dated as of November 8, 2007, a Sixth Supplemental Indenture, dated as of May 7, 2008, a Seventh Supplemental Indenture, dated as of May 7, 2008 (the “Seventh Supplemental Indenture”), and an Eighth Supplemental Indenture, dated as of August 14, 2009 (as so supplemented, the “Base Indenture”), providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsubordinated indebtedness.
     WHEREAS, Section 902 of the Base Indenture provides for the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities affected by such supplemental indenture, to enter into an indenture supplemental to the Base Indenture.
     WHEREAS, the Company has solicited the consent of Holders of its 5.25% Senior Notes due 2010; 5.50% Senior Notes due 2012; 5.50% Senior Notes due 2013; 7.81% Senior Notes due 2015; 9.34% Senior Notes due 2015; 5.625% Senior Notes due 2015; 5.75% Senior Notes due 2016; 8.65% Senior Notes due 2016; 5.625% Senior Notes due 2016; 7.625% Senior Notes due 2017; and 6.625% Senior Notes due 2018 (collectively, the “Consent Securities”) to the amendments effected by this Supplemental Indenture.
     WHEREAS, the Holders of at least a majority in aggregate principal amount of: (i) the outstanding Consent Securities voting as a single class; (ii) the outstanding Consent Securities that are subject to the Second Supplemental Indenture voting as a single class; and (iii) the outstanding Consent Securities that are subject to the Seventh Supplemental Indenture voting as a single class have consented to the amendments effected by this Supplemental Indenture.
     WHEREAS, the Board of Trustees of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture.

     WHEREAS, all things necessary to make the Base Indenture, as hereby modified, a valid agreement of the Company, in accordance with its terms, have been done.
     NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
     For and in consideration of the premises and of the covenants contained herein and in the Base Indenture, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all Holders of (i) the Consent Securities and (ii) Securities issued on or after the date of this Supplemental Indenture (unless, with respect to Securities referenced in the immediately preceding clause (ii), otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any such series of Securities), as follows:
ARTICLE ONE
RELATION TO BASE INDENTURE; DEFINITIONS
     Section 1.1. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture.
     Section 1.2. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:
          (a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture.
          (b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.
          (c) Pursuant to Section 902 of the Base Indenture, the following terms and definitions are hereby added or, to the extent that any such term exists in the Base Indenture, amends and restates the definition of such term:
     “Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.
     “Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (a) interest on Debt of the Company and its Subsidiaries, (b) provision for taxes of the Company and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for unrealized gains and losses, depreciation and amortization, and the effect of any other non-cash items, (e) extraordinary, non-recurring and other unusual items (including, without limitation, any costs and fees incurred in connection with any debt financing or amendments thereto, any acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), (f) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (g) amortization of deferred charges and (h) any of the items described in clauses (d) and (e) above that were included in Earnings from Operations on account of an Equity Investee.
     “Debt” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, excluding any accrued expense or trade payable, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s Consolidated Balance Sheet as a capitalized lease in accordance with GAAP and to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company’s Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary).
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.
     “Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     “Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.
     “Equity Investee” means any Person in which the Company or any Subsidiary holds an ownership interest that is accounted for by the Company or a Subsidiary under the equity method of accounting.

     “GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided, that solely for purposes of calculating the financial covenants contained herein, “GAAP” means generally accepted accounting principles as used in the United States on August 14, 2009 consistently applied.
     “Pari Passu Debt” means (i) any Debt of the Company or a Subsidiary that is secured only by Encumbrances that also secure the Securities issued hereunder on an equal and ratable basis and (ii) any series of Securities issued hereunder that is secured only by Encumbrances that also secure all other series of Securities issued hereunder on an equal and ratable basis.
     “Permitted Encumbrances” means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.
     “Refinancing Debt” means Debt issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Debt (including the principal amount, accrued interest and premium, if any, of such Debt plus any fees and expenses incurred in connection with such refinancing); provided that (a) if such new Debt, or the proceeds of such new Debt, are used to refinance or refund Debt that is subordinated in right of payment to the Securities of any series, such new Debt shall only be permitted if it is expressly made subordinate in right of payment to the Securities of such series at least to the extent that the Debt to be refinanced is subordinated to the Securities of such series and (b) such new Debt does not mature prior to the stated maturity of the Debt to be refinanced or refunded, and the weighted average life of such new Debt is at least equal to the remaining weighted average life of the Debt to be refinanced or refunded.
     “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.
     “Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).
     “Total Unencumbered Assets” means the sum of (i) Undepreciated Real Estate Assets not subject to an Encumbrance and (ii) the value (determined in accordance with GAAP) of all other assets (other than accounts receivable and intangibles) of the Company and its Subsidiaries not subject to an Encumbrance.
     “Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation, amortization and impairment charges determined on a consolidated basis in accordance with GAAP.
     “Unsecured Debt” means Debt of the types described in clauses (i), (iii) and (iv) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of the Company or any Subsidiary.
          (d) Pursuant to Section 902 of the Base Indenture, all definitions set forth in Section 1.2 of the Second Supplemental Indenture and Section 1.2 of the Seventh Supplemental Indenture that relate to defined terms, the references to which are eliminated as a result of the amended and restated definitions and covenants contained herein, are deleted in their entirety.
ARTICLE TWO
COVENANTS AND DEFAULTS
     Section 2.1. Limitations on Incurrence of Debt. Pursuant to Section 902 of the Base Indenture: (i) Section 1004 of the Base Indenture is hereby amended and restated in its entirety as set forth below (which covenants shall replace and apply in lieu of the covenants set forth in Section 1004 of the Original Indenture, Section 2.1 of the First Supplemental Indenture, Section 2.1 of the Second Supplemental Indenture and Section 2.1 of the Seventh Supplemental Indenture); and (ii) the covenants set forth in Section 2.1 of the First Supplemental Indenture, Section 2.1 of the Second Supplemental Indenture and Section 2.1 of the Seventh Supplemental Indenture are hereby deleted in their entirety:
          (a) The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
          (b) In addition to the limitation set forth in subsection (a) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
          (c) In addition to the limitation set forth in subsections (a) and (b) of this Section 1004, no Subsidiary may incur any Unsecured Debt; provided, however, that the Company or a Subsidiary may acquire an entity that becomes a Subsidiary that has Unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by the Company or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by the Company or any Subsidiary) would otherwise be permitted under this Indenture.
          (d) In addition to the limitation set forth in subsections (a), (b) and (c) of this Section 1004, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt and Pari Passu Debt of the Company and its Subsidiaries on a consolidated basis.
          (e) In addition to the limitation set forth in subsections (a), (b), (c) and (d) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the property of the Company or any Subsidiary, whether owned at the date hereof or hereafter acquired (other than Pari Passu Debt), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary (excluding any Pari Passu Debt) is greater than 40% of the sum of (without duplication): (i) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
          (f) For purposes of this Section 1004, Debt shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.
          (g) Notwithstanding the foregoing, nothing in the above covenants shall prevent: (i) the incurrence by the Company or any Subsidiary of Debt between or among the Company, any Subsidiary or any Equity Investee or (ii) the Company or any Subsidiary from incurring Refinancing Debt.
     Section 2.2 Events of Default. Pursuant to Section 902 of the Base Indenture: (i) clauses (5) and (6) of Section 501 of the Original Indenture as they relate to (a) the Consent Securities and (b) Securities issued on or after the date of this Supplemental Indenture (unless, with respect to Securities referenced in the immediately preceding clause (b), otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any such series of Securities) are hereby amended to provide that references to $10,000,000 contained in clauses (5) and (6) of Section 501 of the Original Indenture are amended to be $50,000,000; and (ii) Section 2.3 of the Second Supplemental Indenture and Section 2.3 of the Seventh Supplemental Indenture shall not apply to (x) the Consent Securities or (y) any Securities issued on or after the date of this Supplemental Indenture (unless, with respect to Securities referenced in the immediately preceding clause (y), otherwise provided in the Officers’ Certificate or Supplemental Indenture authorizing any such series of Securities).
ARTICLE THREE
MISCELLANEOUS PROVISIONS
     Section 3.1. This Supplemental Indenture shall be effective as of the opening of business on the date first above written upon the execution and delivery hereof by each of the parties hereto. Notwithstanding the foregoing, the amendments, supplements or modifications as set forth in this Supplemental Indenture shall not become operative with respect to the Consent Securities unless and until the Company pays to the Holders of the Consent Securities who have consented to such amendments, supplements or modifications effected by this Supplemental Indenture the consent fee in accordance with, and as contemplated by, the terms of that Consent Solicitation Statement, dated September 21, 2009, relating to the solicitation of such consents by the Company.
     Section 3.2. Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.
     Section 3.3. This Supplemental Indenture and all its provisions shall be deemed a part of the Base Indenture in the manner and to the extent herein and therein provided.

     Section 3.4. For the avoidance of doubt, this Supplemental Indenture shall not amend, supplement or otherwise modify the Eighth Supplemental Indenture, dated August 14, 2009, by and between the Company and the Trustee.
     Section 3.5. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 3.6. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 3.7. The Trustee shall not have any responsibility for the Recitals of the Company hereto, which Recitals are made by the Company alone, or for the validity or sufficiency of this Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed and the Company has caused its seal to be hereunto affixed and attested, all as of the day and year first above written.

PROLOGIS
By:	/s/ Phillip D. Joseph, Jr.
	Name:	Phillip D. Joseph, Jr.
	Title:	Senior Vice President & Treasurer

[SEAL]

Attest:

By:	/s/ Rondi J. Boroos

Name: Rondi J. Boroos
Title: Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee as aforesaid
By:	/s/ Thomas E. Tabor
	Name:	Thomas E. Tabor
	Title:	Vice President